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                                                                   EXHIBIT 2(b)



                              AMENDMENT TO BY-LAWS

                                       OF

                  NUVEEN PREMIUM INCOME MUNICIPAL FUND 4, INC.


The By-Laws of Nuveen Premium Income Municipal Fund 4, Inc., a Minnesota corporation, have been amended, by unanimous vote of the Board of Directors at a meeting duly called, convened and held on October 19, 1993, to read as follows:

          RESOLVED, that Section 3.1 of the By-Laws is hereby amended by striking the sentences that read: "The Board of Directors shall consist of six persons.", "The Board of Directors shall never be less than one.", and by inserting in their place the following sentence:
          "The number of Directors shall be no greater than twelve and no less than three, and the Board of Directors, by a vote of a majority of the entire Board, may increase or decrease the number of Directors fixed by these By-Laws within the limits specified herein.".